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                                                             Exhibit 99.1





CONTACT:

John Tietjen                              Kimberly Storin/Dean Mastrojohn
Chief Financial Officer                   Investor Relations/Media
Sterling Bancorp                          The MWW Group
john.tietjen@sterlingbancorp.com          kstorin@mww.com/dmastrojohn@mww.com
212-757-3300                              212-827-3752/201-964-2412


    STERLING BANCORP TO RING THE NEW YORK STOCK EXCHANGE OPENING BELL(TM)


              STERLING NATIONAL BANK CELEBRATES 75TH ANNIVERSARY

NEW YORK, N.Y., August 20, 2003 - STERLING BANCORP (NYSE: STL), a financial holding company, today announced that in celebration of Sterling National Bank's 75th anniversary, Chairman and Chief Executive Officer Louis J. Cappelli will ring The Opening Bell(TM) at The New York Stock Exchange (NYSE) on Thursday, August 21, 2003. Sterling Bancorp has been listed on the NYSE for more than 37 years and is in the top fifteen percent of listed companies in terms of longevity on the Exchange.

"We are proud to celebrate this significant milestone with the NYSE," commented Mr. Cappelli. "Our longevity as both a NYSE-listed company and the bank's 75th anniversary reflect the strength of the Sterling franchise as well as the diversity of our products and services. As a New York bank with national reach, our dedication to high-touch personal service continues to differentiate Sterling and help us expand our market share. We look forward to continued growth as an NYSE-listed company and to celebrating another 75 years of success for Sterling National Bank."

Sterling Bancorp last month announced record results for the second quarter of 2003, posting a double-digit increase in net income compared to the previous year's quarter. In addition, the company has distributed cash dividends without interruption for over 57 years.

ABOUT STERLING BANCORP
Sterling Bancorp (NYSE: STL) is a financial holding company with assets of $1.6 billion, offering a broad array of banking and financial services products. Its principal banking subsidiary is Sterling National Bank, founded in 1929. Sterling provides a wide range of products and services, including business and consumer loans, commercial and residential mortgage lending and brokerage, asset-based financing, factoring, trade financing, equipment leasing, corporate and consumer deposit services, trust and estate administration, and investment management services. The Company has operations in the metropolitan New York area, North Carolina and mid-Atlantic States, and conducts business throughout the U.S.